Exhibit 4.3

WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.

Warrant No. 02	Number of Shares: 5,000,000
Date of Issuance:	August 13, 2015

Ominto, Inc.

Warrant Agreement

Ominto, Inc., a Nevada corporation (the “Company”), for value received, hereby certifies that Sleiman Chamoun (the "Registered Holder"), is entitled to purchase from the Company on or before 5:00 pm Pacific Time on the Expiration Date (as defined in Section 5 below), up to five million (5,000,000) shares of common stock of the Company (the "Shares") at a purchase price of $0.05 per Share, subject to the terms hereof and the Purchase Agreement by and among the Company and the undersigned (the "Purchase Agreement"). The Shares purchasable upon exercise of this Warrant and the purchase price per Share, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively. The Warrant Shares issued upon exercise will be subject to all the terms, conditions and restrictions of the Purchase Agreement.

1.	Exercise.

(a)          Manner of Exercise. Subject to the terms of this Warrant, this Warrant may be exercised by the Registered Holder and only the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by such Registered Holder at the principal office of the Company, or at such other office or agency in the United States as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of the Warrant Shares purchased upon such exercise. The aggregate Purchase Price may be paid by cash, check or wire transfer, but shall be payable only in US dollars.

(b)         Timing of Exercise.

(i)           Vesting. This Warrant is fully vested and freely exercisable.

(ii)         Time to Exercise. This Warrant may be exercised at any time prior to the Expiration Date.

(iii)        Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above. At such time, the person or persons in whose name or names any certificates for the Warrant Shares shall be issuable upon such exercise as provided in Section 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c)          Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)           a certificate or certificates for the number of Shares of the Warrant Shares to which such Registered Holder shall be entitled, and

(ii)          in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares of the Warrant Shares equal (without giving effect to any adjustment therein) to the number of such Shares called for on the face of this Warrant minus the number of such Shares purchased by the Registered Holder upon such exercise as provided in Section 1(a) above.

2.	Adjustments.

(a)          Reclassification Reorganization or Merger. In case of any reclassification or change of the outstanding securities of or any reorganization of the Company (or any other corporation the stock and other securities of which are at the time receivable on the exercise of this Warrant) after the date hereof, or in case, after the date hereof, the Company (or any such other entity) shall consolidate with or merge into another entity or convey all or substantially all of its assets to another entity, then and in each such case the Registered Holder, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger, or conveyance, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of this Warrant prior to such consummation, the securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto; in each such case, the terms of this Warrant shall be applicable to the Warrant Shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

(b)          Stock Split and Reverse Stock Split. If the Company at any time or from time to time effects a stock split or subdivision of the outstanding common stock, the number of shares of the common stock receivable upon the exercise of this Warrant shall be proportionately increased. If the Company at any time or from time to time effects a reverse stock split or combines the outstanding shares of the common stock into a smaller number of shares, the number of shares of the common stock receivable upon the exercise of this Warrant shall be proportionately decreased. Each adjustment under this Section 2(b) shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

3.            No Impairment. The Company shall not, by amendment of its articles of organization or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Warrants against dilution or other impairment.

4.            Certificate as to Adjustment. In each case of an adjustment in the number of Shares or the number or type of other stock, securities or property receivable on the exercise of this Warrant, the Company at its expense shall compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company will forthwith mail a copy of each such certificate to the Registered Holder of this Warrant at the time outstanding.

5.           Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate sixty days following the date of this Warrant (the "Expiration Date").

6.            Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

7.            Notices and Demands. Any notice or demand which is required or provided to be given under this Warrant shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, overnight delivery, facsimile, or email two (2) business days after being sent by provided that has proof of delivery.

(a)          if to the Company, 1100-112th Avenue NE Suite 310 Bellevue, WA 98004, or at such other address designated by the Company to the Registered Holder in writing; and

(b)          if to the Registered Holder at such address designated by the Registered Holder to the Company in writing.

8.            No Rights as Shareholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.

9.            Compliance with Securities Law, Etc/Delivery of Warrant Shares.

(a)          Restriction on Transfers. The sale of the Warrant and the Warrant Shares issuable upon exercise of the Warrant have not been registered under the Securities Act of 1933, as amended ("Securities Act"), or any applicable state securities laws. The Warrant Shares issuable upon its exercise may not be sold, transferred or pledged unless the Company shall have been supplied with reasonably satisfactory evidence that such transfer is not in violation of the Securities Act and any applicable state securities laws. The Company may place a legend to that effect on this Warrant, any replacement Warrant and each certificate representing Warrant Shares issuable upon exercise of this Warrant. Notwithstanding anything to the contrary in this Agreement, no Warrant Shares purchased upon exercise of the Warrant, and no certificate representing such shares, shall be issued or delivered if in the opinion of counsel to the Company, such issuance or delivery would (i) cause the Company to be in violation of or to incur liability under any federal, state or other securities law, or any other requirement of law or any requirement of any stock exchange regulations or listing agreement to which the Company is a party, or of any administrative or regulatory body having jurisdiction over the Company or (ii) require registration (apart from any registrations as have been theretofore completed by the Company covering such shares) under any federal, state, or other securities or similar law.

(b)          Purchase Price. The Company shall, upon payment of the Purchase Price for the number of Warrant Shares purchased and paid for, make prompt delivery of such Warrant Shares to the Registered Holder, provided that if any law or regulation require the Company to take any action with respect to such Warrant Shares before the issuance thereof, then the date of delivery of such Warrant Shares shall be extended for the period necessary to complete such action.

10.          No Fractional Shares. No fractional Shares will be issued in connection with any exercise hereunder. In lieu of any fractional Shares which would otherwise be issuable, the Company shall issue one additional Share.

11.          Representations. The Registered Holder represents, warrants and covenants at the date of this Agreement and upon the exercise of this Warrant that:

a.           Any Warrant Shares purchased upon the exercise of this Warrant shall be acquired for the Registered Holder's account for investment only, and not with a view to, or for sale in connection with, any distribution of the Warrant Shares in violation of the Securities Act, or any rule or regulation under the Securities Act.

b.           As set forth in the Purchase Agreement, the Registered Holder has had such opportunity as he or she has deemed adequate to obtain from representatives of the Company such information as is necessary to permit Registered Holder to evaluate the merits and risks of an investment in the Company.

c.           The Registered Holder is able to bear the economic risk of holding such Warrant Shares acquired pursuant to the exercise of this Warrant for an indefinite period.

By making payment upon exercise of this Warrant, the Registered Holder shall be deemed to have reaffirmed, as of the date of such payment, the representations made in this Section 11.

12.          Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

13.          Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14.          Warrant Shares not yet Authorized. This Warrant is subject to the authorization of the necessary amount of Warrant Shares by the appropriate bodies which the Company anticipates will be completed during June 2015.

15.          Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Washington, but without regard to the principle of conflict of laws thereof. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The parties hereto hereby submit themselves to the exclusive jurisdiction of the state or Federal courts located in Bellevue Washington and (a) agree and acknowledge that any claim, action or proceeding regarding the Company or this Warrant shall be brought in such courts, and (b) hereby waive any objections to such venue, including, without limitation, any objections based on such venue being an inconvenient forum.

16.          Entire Agreement. This Warrant and the Purchase Agreement constitute the entire agreement between the Company and the Registered Holder and supersede any prior agreements and understandings, oral or written, between the Company and the Registered Holder concerning the subject matter of this Warrant.

18.          Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the successors and assigns of the Company and upon the legal representatives, executors, administrators, heirs, legatees and any permitted assignee of the Registered Holder.

Ominto, Inc.

By :	/s/ Ivan Braiker
Ivan Braiker, President

Address:
1100-112th Avenue NE
Suite 310
Bellevue, WA 98004

Registered Holder

/s/ Sleiman Chamoun
Sleiman Chamoun

Address:	VILLA CHAMOUN NAZLET EL BWAR
FATKA, LEBANON

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